Detail of Sale Price for January 10 sale
For Rene Lerer

No. of shares        Price
15000      $     41.25000
11500      $     41.25000
1500       $     41.25000
 2000       $     41.25000
15000      $     41.25000
17000      $     41.30000
 8000       $     41.33800
18200      $     41.50500
6800       $     41.50000
13300      $     41.65000
11700      $     41.65000
9300       $     41.80000
7300       $     41.80000
8400       $     41.80000